CONTRIBUTION AGREEMENT
AMONG
ENERGY TRANSFER INTERSTATE HOLDINGS, LLC,
ET ROVER PIPELINE LLC
AND
BCP RENAISSANCE L.L.C.
July 30, 2017

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SCHEDULES
Schedule A    Support Obligations
Disclosure Schedule
EXHIBITS
Exhibit A    Form of New Member Guaranty
Exhibit B    Amended and Restated LLC Agreement
Exhibit C    Pipeline Project Budget
Exhibit D    Financing Covenants

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CONTRIBUTION AGREEMENT
This Contribution Agreement, dated as of July 30, 2017 (the “Signing Date”), is entered into by and between Energy Transfer Interstate Holdings, LLC, a Delaware limited liability company (the “Existing Member”), ET Rover Pipeline LLC, a Delaware limited liability company (the “Company”) and BCP Renaissance L.L.C., a Delaware limited liability company (the “New Member”). Each of the Existing Member, the Company and the New Member is referred to herein individually, as a “Party,” and collectively, as the “Parties.”
RECITALS
WHEREAS, the Existing Member collectively owns all of the issued and outstanding membership interests of the Company (such membership interests, collectively, the “Company Interests” and such Company Interests as of the date hereof, collectively, the “Current Company Interests”);
WHEREAS, the Company owns 65% of the aggregate membership interests of Rover Pipeline LLC, a Delaware limited liability company (“Opco” and the membership interests of Opco, the “Opco Interests”); and Traverse Midstream Partners, LLC (“Traverse”) owns 35% of the Opco Interests;
WHEREAS, the Company and Opco are pursuing the construction, development and operation of an approximately 700-mile interstate natural gas transmission pipeline system with 3.25 billion cubic feet per day capacity consisting of mainline 48-inch, 42-inch and/or 36-inch pipeline, together with the related or appurtenant facilities (including compression and metering facilities and pipeline related facilities placed in-service and equipment, material and other property used in the operation of such pipeline system), and any additions thereto and betterments, expansions, extensions, renewals and replacements thereof that will receive and transport natural gas from the Marcellus and Utica Shales, all as more fully set forth in Opco’s (or its Affiliate’s) application with respect to the FERC Certificate (as defined herein) (the “Pipeline Project”);
WHEREAS, the New Member shall make a capital contribution to the Company (the “New Member Catch-Up Contribution”) in an aggregate amount equal to the New Member Closing Contribution Amount (as defined herein) in exchange for 49.9% of the aggregate Company Interests (the “New Member Interests”) and the Company shall accept the New Member Catch-Up Contribution and issue the New Member Interests to the New Member;
WHEREAS, the Company shall use the proceeds of the New Member Catch-Up Contribution to make a special distribution to the Existing Member in respect of its Current Company Interests (the “Existing Member Distribution”) in an aggregate amount equal to the New Member Catch-Up Contribution Amount (as defined herein) and the Current Company Interests owned by the Existing Member shall be reduced by 49.9%; and
WHEREAS, immediately following the New Member Catch-Up Contribution, the Company Interests will be owned 50.1% by the Existing Member and 49.9% by the New Member.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.01    Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.
“A&R LLC Agreement” has the meaning given to it in Section 2.04(b).
“Action” means any action, claim, suit, or proceeding by or before any court or other Governmental Authority or arbitrator.
“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
“Agreement” means this Contribution Agreement, including all exhibits and schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Allocation” has the meaning given to it in Section 9.03.
“Balance Sheet” means the unaudited consolidated balance sheet of Opco as of the Balance Sheet Date.
“Balance Sheet Date” means June 30, 2017.
“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not the plan is subject to ERISA), (b) incentive compensation, bonus or deferred compensation plan or arrangement, (c) employment, consulting, severance or change in control plan, arrangement or policy, (d) vacation practice or other paid time off program and (e) each other employee benefit, fringe benefit or compensation plan, arrangement, policy or commitment.
“Books and Records” means all documents, instruments, papers, books and records, books of account, files and data, certificates, and other documents of the Company and Opco, including financial statements, Tax records (including Tax Returns), ledgers, minute books, copies of Contracts and Permits, operating data, and environmental studies and plans of the Company and Opco.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.
“Capital Contributions” means Capital Contributions (as defined in the A&R LLC Agreement).
“Claim” has the meaning given to it in Section 11.04(a).
“Claim Notice” has the meaning given to it in Section 11.04(a).
“Closing” has the meaning given to it in Section 2.03.
“Closing Date” means the date on which the Closing occurs.

“Closing Delay Amount” means the product of (i) $150,000.00 and (ii) the number of days elapsed between the Reference Date and the earlier of (a) the Closing Date and (b) November 14, 2017 (it being understood that in no event shall the Closing Delay Amount be greater than $4,500,000.00).
“Closing Delay Condition” means (i) all of the conditions set forth in Article VII have been satisfied (other than those conditions which by their terms are only capable of being satisfied at the Closing) and (ii) the Existing Member and the Company have irrevocably confirmed in writing to the New Member that they are ready, willing and able to consummate the Closing (and that they waive the requirement in Section 2.03 that the Closing not occur prior to November 15, 2017).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“COD Delay Offset Amount” means, in the event that the Commercial Operation Date occurs after January 1, 2018, an amount equal to $259,480.00 multiplied by the number of days (if any) elapsed during the period beginning on the later of (x) January 1, 2018 and (y) the Closing Date and ending on the Commercial Operation Date, provided that such amount shall be capped at $185,000,000.00.
“Commercial Operation Date” means the first Business Day after the in service date authorized by FERC for the full 3.25 bcf capacity for Phase 1 and 2 of the Pipeline Project.
“Commitment Letter” means the Debt Commitment Letter and the Equity Commitment Letter.
“Company” has the meaning given to it in the recitals.
“Company Interests” has the meaning given to it in the recitals.
“Competing Proposal” shall mean proposal or offer to effect a Competing Transaction.
“Competing Transaction” shall mean, directly or indirectly and whether in a single transaction or multiple transactions and whether related or otherwise: (a) any acquisition of all or substantially all assets or businesses of the Company or Opco; (b) any merger, consolidation, joint venture, tender offer, exchange offer, business combination, spin-off, or similar transaction involving the Company or Opco (other than such transactions solely among the Company and its Affiliates); or (c) any acquisition of any equity or voting securities of the Company or Opco; in each case of (a) through (c) excluding the transactions contemplated in this Agreement.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between Blackstone Management Partners L.L.C., and Energy Transfer Partners, L.P. and any other party thereto, dated October 13, 2016.
“Consents” means any of the following: Permits, consents, approvals, exemptions, waivers, authorizations, filings, registrations, or notifications.
“Construction Management Agreement” means the Construction Agreement, dated as of November 6, 2014, between Opco and the Company as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.
“Contract” means any written agreement, contract, lease, license, or other legally binding commitment or undertaking.

“Contracting Parties” has the meaning given to it in Section 12.13.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.
“Cutoff Date” has the meaning given to it in Section 11.06(a).
“Debt Commitment Letter” has the meaning given to it in Exhibit D.
“Debt Financing” has the meaning given to it in Exhibit D.
“Disclosure Schedule” means the disclosure schedule prepared by the Parties and attached to this Agreement.
“Easements” means all easements, rights of way, servitudes, property use agreements, line rights, surface leases, and real property licenses (including right of way Permits from railroads and road crossing Permits or other right of way Permits from any Governmental Authority) relating to Real Property used in the business of Opco but owned by third parties.
“Emergency Operations” means operations necessary to respond to or alleviate the eminent or immediate compromise of (a) the health or safety of any Person or the environment, (b) the safety or operational condition of any of the assets of Opco or (c) the validity of a Permit or compliance with Law.
“Environmental Law” means any and all federal, state, and local applicable Law, existing on the Signing Date, related to pollution, protection of the environment (including natural resources), the remediation of contamination, or occupational health and workplace safety (to the extent relating to occupational exposures to Hazardous Materials), including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control, and comparable state and local counterparts.
“Environmental Permit” means any Permit issued pursuant to any Environmental Law.
“Equity Commitment Letter” means the fully executed equity financing commitment letter dated as of the date hereof, related schedules, exhibits and annexes thereto, between the New Member and the equity funding sources named therein with respect to the New Member’s contribution obligations under this Agreement, as amended, supplemented or replaced in compliance with this Agreement.
“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.
“Equity Interests” means, with respect to any Person that is not a natural person, as applicable, (i) capital stock, partnership (whether general or limited), or membership interests and any other equity interests or share capital of such Person, (ii) any warrants, Contracts, or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, or other equity interests or share capital of such Person, (iii) any share appreciation rights, phantom share rights, or other similar rights with respect to such Person or its business, or (iv) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Existing Member Distribution” has the meaning given to it in the recitals.
“Existing Member and Company Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02, Section 3.03, Section 3.04, Section 3.18, Section 4.01, Section 4.02, Section 4.04 and Section 4.06.
“Existing Member Indemnitees” has the meaning given to it in Section 11.03.
“Existing Member” has the meaning given to it in the preamble.
“Existing Member Related Parties” has the meaning given to it in Section 12.13(b).
“Existing Member Taxes” means any and all Taxes imposed on the Company or for which the Company may otherwise be liable, and the Company’s allocable share of any and all Taxes imposed on Opco or for which Opco may otherwise be liable, in each case, for any Pre-Closing Period and for the portion of any Straddle Period ending on the close of business on the Closing Date (determined in accordance with Section 9.01(b)); provided, that no such Tax will constitute an Existing Member Tax (a) if the New Member is liable therefor under Section 9.01(c) or (b) if such Tax arises from any event occurring on the Closing Date but after the Closing which is precipitated by the New Member or its Affiliates and is not in the ordinary course of business of the Company.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Certificate” means the certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission pursuant to Section 7(c) of the Natural Gas Act to Opco on February 2, 2017.
“Final Completion” means (a) for purposes of Section 2.02(d) of this Agreement, the date on which: (i) the construction, commissioning and testing of all material elements of the Pipeline Project, as described in the Pipeline Project Budget, have been substantially completed, (ii) the Commercial Operation Date shall have occurred and (iii) under the Master Construction Agreements, the Company has determined, in good faith, either (A) that the “Final Completion Dates” have occurred or (B) that the scope of work set forth in such agreements shall have been completed, but for de-scoped and punch-list items and the resolution of claims thereunder; and (b) for purposes of Section 2.02(e) of this Agreement and Sections 4.1(c) and 5.2(b) of the A&R LLC Agreement, the earlier of (i) the date on which (A) the construction, commissioning and testing of all elements of the Pipeline Project, as described in the Pipeline Project Budget, have been completed; (B) the Company has made final payment to each contractor in accordance with the terms of the Master Construction Agreements; and (C) there shall be no further construction capital expenditures, payment obligations for construction-related services or other liabilities or penalties (including claims arising in connection with the activities contemplated by the Pipeline Project Budget) with respect to completion of the Pipeline Project (including, for the avoidance of doubt, any liabilities for claims against the Company with respect to the gross negligence or willful misconduct of the Company under the Construction Management Agreement) and (ii) the fifth anniversary of the Commercial Operation Date.

“Financing” means the Debt Financing and the Equity Financing.
“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Section 6 of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent to the New Member’s obligations under this Agreement set forth in Article VIII.
“Financing Failure Event” means shall mean any of the following (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach or repudiation by any party to a Commitment Letter, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to a Commitment Letter or any Affiliate or agent of such Person shall allege that any of the events set forth in clauses (a) through (c) has occurred.
“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Commitment Letter or alternative debt financings in connection with the transactions contemplated hereby and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.
“First Installment Contribution Amount” means an amount equal to $92,500,000.00.
“Forum” has the meaning given to it in Section 12.11(b).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means any federal, state, or local or foreign government or political subdivision thereof, agency, board, commission, court of competent jurisdiction, or other governmental or regulatory authority or instrumentality.
“Hazardous Material” means oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, and any other substances, materials or wastes listed, defined, designated, or classified as a pollutant or contaminant or as hazardous, toxic or radioactive pursuant to, or that are otherwise regulated under, any Environmental Law.
“Indebtedness” means, without duplication, any of the following obligations, including any Support Obligations: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, note, or other similar instruments; (c) any swap, collar, cap, or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies; (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit, or similar facilities, other than trade payables; (e) any capital lease obligations; (f) any guaranty of any of the preceding clauses (a) through (e); (g) any accrued and unpaid interest owed with respect to any obligation described in the preceding clauses (a) through (e); and (h) all fees, expenses, premiums, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees or make-whole payments attributable to or arising under the terms of any obligation described in the preceding clauses (a) through (g).
“Indemnitee” has the meaning given to it in Section 11.04(a).
“Indemnitor” has the meaning given to it in Section 11.04(a).
“Indemnity Deductible” has the meaning given to it in Section 11.06(b).

“Indemnity Threshold” has the meaning given to it in Section 11.06(b).
“Interim Period” means the period from and after Signing Date and until the Closing.
“Knowledge,” with respect to the Existing Member, means the actual knowledge, after reasonable inquiry, of Beth Hickey, Chris Sonneborn, Mike Futch, Leon Banta, Buffy Thomason, Stacy Boultinghouse, Todd Frazee, Robert Rose, Mike Langston, Matthew Ramsey, and Adam Arthur.
“Law” means any and all laws (including common law), statutes, constitutions, rules, regulations, ordinances, codes (including the Code), Orders, and other pronouncements of any Governmental Authority (including applicable consent decrees or directives issued by a Governmental Authority) having the effect of law.
“Liability” means any Indebtedness, obligations, duties, warranties or liabilities of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), regardless of whether any such Indebtedness, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“Lien” means any mortgage, pledge, charge, lien, encumbrance, charge, financing statement, security interest or easement, plat restriction or deed restriction.
“Loss” means any and all judgments, losses, Liabilities, damages, fines, penalties, deficiencies, costs, and expenses (including court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses incurred in connection with defending any Action). For all purposes in this Agreement, the term “Loss” shall not include any special, punitive, exemplary, incidental, consequential, or indirect damages (including any damages on account of diminution in value, lost profits, or opportunities, or lost or delayed business based on valuation methodologies ascribing a decrease in value to the Company or Opco, on the basis of a multiple of a reduction in a multiple-based or yield-based measure of financial performance) except (i) to the extent actually awarded to a Governmental Authority or other third party, whether based on contract, tort, strict liability, other law, or otherwise and whether or not arising from a Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability, or other fault or (ii) for any lost profits, diminution in value or any other Losses that are a direct result of any breach of the Existing Member’s representations, warranties or covenants under this Agreement to the extent the New Member would otherwise be entitled to indemnification and recovery in respect of such breach pursuant to the other terms of this Agreement.
“Master Construction Agreements” means, collectively, (i) the Master Construction Agreement between Opco and Precision Pipeline, LLC, dated November 28, 2016, (ii) the Master Construction Agreement between Opco and U.S. Pipeline, Inc., dated January 3, 2017, (iii) the Master Construction Agreement between Opco and Pumpco, Inc., dated February 2, 2017, and (iv) the Master Construction Agreement between Opco and Six C Fabrication, Inc., dated March 24, 2017, in each case, as the same may be amended from time to time (and any successor contracts under which the Project is completed if any such contract is terminated).
“Material Adverse Effect” means: (a) with respect to the Company, Opco, their Subsidiaries and the Pipeline Project as a whole, any change, event, occurrence or development that has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company, Opco, their Subsidiaries and the Pipeline Project as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Company, Opco or any of their Affiliates operate, whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local wholesale or retail markets for natural gas or other related products and operations, including those due to actions by competitors and Governmental Authorities, (iii) changes in the operations or availability of upstream or downstream pipelines, gathering systems, distribution systems or end-use facilities other than any such changes resulting from any breach by the Company, Opco or any of their Affiliates of a Contract, (iv) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (v) changes in international, national, regional, state provincial or local natural gas, natural gas liquids, electric generation, transmission or distribution systems generally, (vi) effects of weather, meteorological events, or other natural disasters, (vii) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (viii) changes in Law, GAAP, or other accounting principles or regulatory policy or the interpretation or enforcement thereof, (ix) the announcement, pendency, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby, (x) failure by the Company, Opco or any of their Affiliates to meet any projections or forecasts for any period occurring on or after the Signing Date (provided, that this clause (x) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect), or (xi) actions or omissions required to be taken or not taken by the Company or Opco in accordance with this Agreement or consented to in writing by the New Member or any of its Affiliates, except, in the case of clauses (i) - (viii), to the extent that any such change, event, occurrence, or development has a disproportionate effect on the business, assets, liabilities, financial condition, or results of operations of the Company and Opco, taken as a whole, relative to similarly situated industry participants; and (b) with respect to the Existing Member, any change, event, occurrence, or development that would reasonably be expected to prevent, materially impede, or materially delay the ability of the Existing Member to timely consummate the transactions contemplated by this Agreement.
“Material Contracts” has the meaning given to it in Section 3.13(a).
“New Member” has the meaning given to it in the preamble.
“New Member Catch-Up Contribution” has the meaning given to it in the recitals.
“New Member Catch-Up Contribution Amount” has the meaning given to it in Section 2.01(a).
“New Member Closing Contribution Amount” has the meaning given to it in Section 2.01(a).
“New Member Closing Payment Obligations” has the meaning given to it in Section 12.12(a).
“New Member Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.05 and Section 5.07.
“New Member Guarantor” means, collectively, Blackstone Capital Partners VII L.P., a Delaware limited partnership, and Blackstone Energy Partners II L.P., a Delaware limited partnership.
“New Member Guaranty” means that certain Guaranty, dated as of the Signing Date, by the New Member Guarantor for the benefit of the Existing Member in the form attached hereto as Exhibit A.
“New Member Indemnitees” has the meaning given to it in Section 11.02.

“New Member Interests” has the meaning given to it in the recitals.
“New Member Maximum Contribution Shortfall” has the meaning given to it in Section 2.02(d).
“New Member Maximum Contribution Amount” means an amount equal to $1,571,000,000.00, which amount shall be increased by the Closing Delay Amount actually payable by the New Member.
“New Member Pro Rata Cap Amount” means an amount equal to (i) the New Member Maximum Contribution Amount less (ii) the New Member’s pro rata share (based on the New Member’s ownership of Membership Interests pursuant to the consummation of the transactions contemplated hereby) of any indebtedness or operating cash flow of the Company or Opco used to achieve Final Completion less (iii) the COD Delay Offset Amount, if any, less (iv) any amounts distributed to the Existing Member by the Company during the period beginning on the Signing Date and continuing until the Closing.
“New Member Material Adverse Effect” means any change, event, occurrence, or development that would reasonably be expected to prevent, materially impede, or materially delay the ability of the New Member to timely consummate the transactions contemplated by this Agreement.
“Nonparty Affiliate” has the meaning given to it in Section 12.13.
“Operating Agreement” means the Operating Agreement, dated as of November 6, 2014, between Opco and the Company, as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, made, rendered or entered by or with any Governmental Authority or arbitrator.
“Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.
“Outside Date” means December 6, 2017.
“Party” or “Parties” has the meaning given to it in the preamble.
“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, authorizations, and similar rights, required under applicable Law and issued by any Governmental Authority.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Liens to be released on or prior to the Closing, (g) with respect to the Real Property, Liens, encumbrances and restrictions (including Easements, covenants, rights of way and similar restrictions of record) that (i) would be disclosed on or uncovered by a current title report, a current, accurate survey or a physical inspection of such Real Property, (ii) are contained in any document filed or recorded in the appropriate county or parish to reflect titled thereto, creating, transferring, limiting, encumbering or reserving or granting any rights therein (including rights of reverter, reservation and life estates) or (iii) do not materially impair the current use, occupancy or value of the property subject thereto and that are of a nature that would be reasonably acceptable to a prudent pipeline operator, (h) Liens arising under or created by any Material Contract (other than as a result of a breach or default under such Material Contract), (i) Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Material Adverse Effect and (j) Liens listed in Section 1.01 (b) of the Disclosure Schedule.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association, or Governmental Authority.
“Pipeline Project” has the meaning given to it in the recitals.
“Pipeline Project Budget” has the meaning given to it in Section 3.15(c).
“Post-Closing Capital Contribution Cap” means an amount equal to (i) the New Member Pro Rata Cap Amount less (ii) the New Member Closing Contribution Amount less (iii)  $92,500,000.00.
“Pre-Closing Period” means any Tax period ending on or before the close of business on the Closing Date.
“Real Property” means all real property used or held for use by Opco (including real property owned in fee, easements and leasehold interests) in connection with the ownership, operation, or maintenance of the assets owned or leased by Opco.
“Reference Date” means the later of (i) October 15, 2017 and (ii) the date the Closing Delay Condition is satisfied.
“Release” means any release, spill, emission, leaking, pumping, pouring, placing, discarding, abandoning, emptying, migrating, escaping, leaching, seeping, dumping, injection, disposal, or discharge of any Hazardous Material into the environment, except to the extent permitted under applicable Environmental Law.
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equityholders, controlling persons, agents, attorneys, advisors, and other representatives.
“Required Information” has the meaning given to it in Exhibit D.
“Second Installment Contribution Amount” means an amount (which may be a positive or negative number) equal to $92,500,000.00 less the COD Delay Offset Amount, if any.
“Signing Date” has the meaning given to it in the preamble.

“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the close of business on the Closing Date.
“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.
“Support Obligations” means any and all obligations or Liabilities arising under any, guaranties, letters of credit, bonds, and other credit assurances of a comparable nature made or issued by or on behalf of the Existing Member or any of its Affiliates (other than Opco) for the benefit of Opco and listed on Schedule A.
“Tax Claim” means any claim, demand, dispute, assessment, proposed adjustment, or proceeding (whether administrative, regulatory, or otherwise) with respect to Taxes or any Tax Returns of Opco.
“Tax Returns” means any return, report, rendition, claim for refund, statement, information return, or other document (including any related or supporting information attached thereto or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.
“Taxes” means all taxes, duties, imposts, levies, or other assessments or fees of any kind imposed by any Governmental Authority, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, registration, value added, and franchise taxes, and including any interest or penalty imposed with respect thereto.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or is charged with collection of such Tax.
“Termination Fee” has the meaning given to it in Section 10.03.
“Transaction Documents” means this Agreement, the A&R LLC Agreement, the New Member Guaranty, the Equity Commitment Letter and all other documents or certificates delivered or required to be delivered pursuant to this Agreement.

Section 1.02    Rules of Construction.
(a)    The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule, and Exhibit references used in this Agreement are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.
(b)    The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(c)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” has the inclusive meaning represented by the phrase “or.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Balance Sheet.
(f)    Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.
(g)    Any reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated, or supplemented.
(h)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Persons succeeding to its functions and capacities.
(i)    Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.
(j)    Reference herein to “default under,” “breach of,” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”.
(k)    With respect to the Company or Opco, the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the Company or Opco’s business in a manner consistent with the past practices of the Company or Opco.

(l)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE II
CONTRIBUTION AND CLOSING
Section 2.01    Closing Date Contributions and Distributions. On the terms and subject to the conditions set forth in this Agreement, at the Closing.
(a)    The New Member shall make the New Member Catch-Up Contribution in an amount equal to the sum of (i) the product of (x) 0.499 multiplied by (A)(x) the aggregate capital contributions made by the Existing Member as of the Closing Date less (y) the aggregate distributions made to the Existing Member (for the avoidance of doubt, in respect of the Existing Member’s Membership Interests), as provided in a written notice by the Existing Member to the New Member not less than five (5) Business Days prior to the Closing Date (the “New Member Catch-Up Contribution Amount”), plus (ii) the First Installment Contribution Amount, plus (iii) if the Closing Delay Condition is satisfied, the Closing Delay Amount (the sum of (i), (ii) and (iii), the “New Member Closing Contribution Amount”) and the Company shall issue to the New Member the New Member Interests, as evidenced in the A&R LLC Agreement; provided, that, in no event shall the New Member Catch-Up Contribution Amount be in excess of the New Member Pro Rata Cap Amount.
(b)    The Company shall make a special distribution to the Existing Member in respect of its Current Company Interests in an amount equal to the New Member Closing Contribution Amount and the Current Company Interests owned by the Existing Member shall be reduced by an amount such that the Existing Member shall hold 50.1% of the aggregate Company Interests.
(c)    The payment of the New Member Closing Contribution Amount from the New Member to the Company (pursuant to Section 2.01(a)) and from the Company to the Existing Member (pursuant to Section 2.01(b)) will be made by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Section 2.01 of the Disclosure Schedule.
(d)    Immediately following the New Member Catch-Up Contribution and the Existing Member Distribution, the Company Interests will be owned 50.1% by the Existing Member and 49.9% by the New Member.
Section 2.02    Post-Closing Contributions and Distributions.
(a)    From and after the Closing, the New Member shall make Capital Contributions to the Company in accordance with the provisions of Article 4 of the A&R LLC Agreement; provided, that in no event shall the New Member be required to make aggregate Capital Contributions from and after the Closing in excess of the Post-Closing Capital Contribution Cap.
(b)    The New Member shall, if the Closing occurs, contribute to the Company, and the Company shall make a special distribution to the Existing Member of, ninety (90) days following the Commercial Operation Date, an amount equal to the Second Installment Contribution Amount, provided that such Second Installment Contribution Amount is greater than zero (but in no event greater than the New Member Pro Rata Cap Amount as of such date).
(c)    If the Second Installment Contribution Amount is determined to be a negative number, then the Existing Member shall, on the ninetieth day following the Commercial Operation Date, contribute to the Company as a reimbursement, and the Company shall make a special distribution to the New Member of, an amount equal to the absolute value of such negative Second Installment Contribution Amount plus interest at 8% per annum during the period between the Closing Date and the date of such reimbursement; provided, that, (i) in no event will the Existing Member be required to reimburse amounts in excess of the First Installment Contribution Amount and (ii) such reimbursement may be made through an offset of distributions otherwise payable to the Existing Member pursuant the A&R LLC Agreement.

(d)    If, as of Final Completion, the aggregate amount of Capital Contributions made by the New Member to the Company (including, for the avoidance of doubt, the New Member Closing Contribution Amount and the Second Installment Contribution Amount, if applicable) are less than the New Member Pro Rata Cap Amount (such difference, the “New Member Maximum Contribution Shortfall”), then, the New Member shall contribute to the Company, and the Company shall make a special distribution to the Existing Member of, on the first Business Day following Final Completion, an amount equal to the New Member Maximum Contribution Shortfall.
(e)    The Parties agree that certain provisions in the A&R LLC Agreement (including Section 4.1(c) relating to additional Capital Contributions to be provided by the Existing Member and Section 5.2(b) relating to certain offset distributions to be made to the New Member) apply in the event that the aggregate amount of Capital Contributions required for Final Completion (excluding, for the avoidance of doubt, any Capital Contributions made in respect of Section 4.1(d) or Section 4.1(g)) exceeds an amount equal to (x)(A) the New Member Pro Rata Cap Amount less (B) $185,000,000.00 (less the Closing Delay Amount, if any) divided by (y) 0.499.
(f)    Any payments pursuant to this Section 2.02 shall be made by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Section 2.01 of the Disclosure Schedule and shall be treated by the Parties as an adjustment to the New Member Closing Contribution Amount for tax purposes unless otherwise required by applicable Law.
Section 2.03    Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII and Article VIII, the consummation of the contribution and distribution of the Company Interests (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 A.M. local time, on the third (3rd) Business Day after the last of the conditions set forth in Article VII and Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived, or on such other date and at such other time and place as the Parties mutually agree; provided, that the Closing shall not occur prior to November 15, 2017 unless otherwise mutually agreed by the Parties.
Section 2.04    Closing Deliveries by the Existing Member and the Company to the New Member. At the Closing, the Existing Member shall deliver, or shall cause to be delivered, to the New Member:
(a)    evidence of the reduction of the Current Company Interests held by the Existing Member resulting from the Existing Member Distribution and the Company’s issuance of the New Member Interests to the New Member;
(b)    the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date and in the form attached hereto as Exhibit B (the “A&R LLC Agreement”), duly executed by the Existing Member;
(c)    membership certificates evidencing the Company Interests duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank;
(d)    the officer’s certificate referred to in Section 7.03; and
(e)    a properly completed and duly executed certificate of non-foreign status with respect to the Existing Member meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) and dated as of the Closing Date.

Section 2.05    Closing Deliveries by the New Member. At the Closing, the New Member shall deliver, or cause to be delivered, to the Existing Member:
(a)    evidence regarding the payment of the New Member Closing Contribution Amount to the Company in accordance with Section 2.01;
(b)    the A&R LLC Agreement, duly executed by the New Member; and
(c)    the officer’s certificate referred to in Section 8.03.
Section 2.06    New Member Guaranty. Simultaneously with the execution of this Agreement, as a material inducement to the Existing Member’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, the New Member Guarantor shall deliver to the Existing Member the New Member Guaranty, pursuant to which the New Member Guarantor shall agree to guaranty the payment of the Termination Fee, if applicable, by the New Member, subject to and pursuant to the terms of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY AND OPCO
Except as set forth in the Disclosure Schedule, the Company and the Existing Member hereby represent and warrant to the New Member as of the date hereof and as of the Closing Date as follows:
Section 3.01    Organization; Good Standing.
(a)    Each of the Company and Opco is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company and authority to own and operate the assets now owned or operated by it and conduct its business as it is now being conducted.
(b)    Each of the Company and Opco is duly qualified or licensed to do business in each other jurisdiction in which the ownership or operation of its assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    True, correct, and complete copies of the Organizational Documents of the Company and Opco have been provided to the New Member.
Section 3.02    Authority. The Company has all necessary limited liability company power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of the Transaction Documents have been duly and validly authorized by all necessary limited liability company action on the part of the Company. The Transaction Documents to be executed by the Company have been duly and validly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other Parties hereto) constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions subject to the Remedies Exception.
Section 3.03    No Conflicts; Consents and Approvals.

(a)    Except as set forth in Section 3.03(a) of the Disclosure Schedule, the consummation by the Company of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the respective Organizational Documents of Opco or the Company; (ii) violate, result in a breach of, or require consent or notice under any Material Contract, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract; (iii) assuming receipt of all Consents of Governmental Authorities described in Section 3.03(b) of the Disclosure Schedule, violate or result in a violation of any Law to which Opco or the Company is subject; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of the Company or the Company Interests or Opco or the Opco Interests, except in the case of clauses (ii), (iii) and (iv), as would not be material to either the Company or Opco.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by Opco or the Company in connection with the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) requirements of any applicable securities Laws, (ii) Consents set forth in Section 3.03(b) of the Disclosure Schedule, (iii) Consents that, if not obtained or made, would not be material to either Opco or the Company, (iv) Consents not required to be made or given until after the Closing and set forth in Section 3.03(b) of the Disclosure Schedule, or (iv) requirements applicable as a result of the specific legal or regulatory status of the New Member or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the New Member or any of its Affiliates are or propose to be engaged (other than the business of Opco).
Section 3.04    Company and Opco Interests.
(a)    Section 3.04(a) of the Disclosure Schedule, sets forth a true and complete list of each holder of Company Interests and the percentage of the Company Interests held by each holder. The Company Interests constitute all of the issued and outstanding membership interests in the Company. The Company Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, or other similar right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, or similar rights affecting the Company Interests held by the Existing Member.
(b)    Section 3.04(b) of the Disclosure Schedule, sets forth a true and complete list of each holder of Opco Interests and the percentage of the Opco Interests held by each holder. The Opco Interests constitute all of the issued and outstanding membership interests in Opco. The Opco Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, or other similar right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, or similar rights affecting the Opco Interests held by the Company.
(c)    Opco does not own and has never owned any Equity Interests in any Person. Other than the Opco Interests held by the Company, the Company does not own and has never owned any Equity Interests in any Person.
Section 3.05    Balance Sheet and Audited Financial Statements.
(a)    The Balance Sheet, which is attached as Section 3.05 of the Disclosure Schedule, (a) has been derived from the books and records of Opco, (b) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for, in the case of interim statements, normal year-end adjustments and the absence of footnote disclosure that, if presented, would not differ materially from those presented in an audited balance sheet), and (c) fairly presents in all material respects the financial condition of Opco as of the Balance Sheet Date.
(b)    Opco has no liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities which are adequately reflected in or reserved against in the Balance Sheet (ii) liabilities which have been incurred in the ordinary course of business since the Balance Sheet Date or (iii) that would not be or reasonably be expected to be materially adverse to Opco.
Section 3.06    Compliance with Applicable Laws. Except for Permits (which are addressed exclusively in Section 3.07), Laws relating to regulatory status (which are addressed exclusively in Section 3.11), Environmental Laws (which are addressed exclusively in Section 3.11) and Laws relating to Taxes (which are addressed exclusively in Section 3.12), or as otherwise set forth on Section 3.06 of the Disclosure Schedule, each of the Company and Opco is and, at all times since its formation, has been in compliance with all applicable Laws except for violations as would not be material to either the Company or Opco.
Section 3.07    Permits. Attached as Section 3.07 of the Disclosure Schedule is Opco’s most recent list of the material Permits obtained by Opco as of the Signing Date with respect to development and completion of the Pipelines Project and the status thereof, which list is true and correct in all material respects. To the Existing Member’s Knowledge, except as set forth in Section 3.07 of the Disclosure Schedule, there are no other material Permits that, if not obtained, would materially delay, hinder or impair the development and completion of the Pipeline Project.
Section 3.08    Litigation; Orders. Except as set forth in Section 3.08 of the Disclosure Schedule and as would not be material to either the Company or Opco, (a) there are no Actions pending or, to the Existing Member’s Knowledge, threatened against Opco or the Pipeline Project before any Governmental Authority and (b) there are no outstanding Orders to which either the Company or Opco is a party or by which it is bound.
Section 3.09    Insurance. Set forth in Section 3.09 of the Disclosure Schedule is a summary of all insurance policies maintained by or on behalf of the Company or Opco. All such insurance policies are in full force and effect. Except as set forth in Section 3.09 of the Disclosure Schedule, there is no material claim pending under any such insurance policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Section 3.09 of the Disclosure Schedule and neither the Company or Opco has received written notice of cancellation of any such insurance policies.
Section 3.10    Real Property. Except as otherwise set forth in Section 3.10 of the Disclosure Schedule:
(a)    Opco has (i) good and indefeasible title to the Real Property which it owns in fee, and (ii) a valid leasehold interest in the Real Property which it leases, subject to the terms of the leases; in each case, free and clear of all Liens, other than Permitted Liens; and
(b)    Except as otherwise set forth in Section 3.10 of the Disclosure Schedule, (i) Opco and each of the counterparties is in material compliance with, and not in default in any material respects under, each Real Property lease, easement, servitude, right-of-way and surface right that constitutes an interest in Real Property; (ii) no event has occurred or circumstance exists that, with or without the delivery of notice, the passage of time or both, would constitute a material default under, or permit the termination, modification or acceleration of amounts due under any such agreement; and (iii) each such agreement is legal, valid, binding, enforceable and in full force and effect, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally.
Section 3.11     Environmental Matters.
(a)    Except as set forth in Section 3.11 of the Disclosure Schedule:
(i)    Each of the Company and Opco is in compliance with all applicable Environmental Laws in all material respects, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits required for the construction of the Pipeline Project as currently conducted;
(ii)    as of the date hereof, neither the Company nor Opco has received from any Governmental Authority any written notice of violation or alleged violation by the Company or Opco of, or non-compliance by the Company or Opco with, or Liability or potential or alleged Liability of the Company or Opco pursuant to, any Environmental Law involving the Pipeline Project other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which the Company or Opco has no further material obligations outstanding;
(iii)    neither the Company nor Opco is subject to any outstanding, or, to the Existing Member’s Knowledge, threatened in writing, Action that would result in or Order that would impose a material Liability under Environmental Laws with respect to the Pipeline Project; and
(iv)    there has not been any Release of Hazardous Material on or from any Real Property in violation of any Environmental Laws or in a manner that would reasonably be expected to give rise to a material remedial or corrective action obligation on the part of the Company or Opco pursuant to Environmental Laws.
(b)    The Existing Member has made available to the New Member true, correct, and complete copies of (i) all material environmental assessment and audit reports and other material environmental studies prepared within the last three (3) years, and (ii) all Environmental Permits, in each case, relating to the Real Property and that are in the possession of Opco.
(c)    Notwithstanding anything to the contrary in this Agreement, this Section 3.11 shall constitute the sole and exclusive representations with respect to environmental matters, including any and all Liabilities arising under applicable Environmental Laws.
Section 3.12    Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule:
(a)    All material Tax Returns required to be filed by each of the Company and Opco have been duly and timely filed. Each such Tax Return is true, correct, and complete in all material respects. All material Taxes required to be paid by either the Company or Opco (whether or not shown as due on such Tax Returns) have been timely paid in full and all accrued and unpaid Taxes as of the Closing Date will not exceed such provision or reserve for Taxes as adjusted for operations and transactions through the Closing Date in accordance with past practice of either the Company or Opco in filing its Tax Returns. All withholding Tax requirements imposed on either the Company or Opco have been satisfied in all material respects. There are no Liens (other than Permitted Liens) on any of the assets of either the Company or Opco that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)    There is not in force any extension of time with respect to the due date for the filing of any material Tax Return required to be filed by either the Company or Opco or any waiver of the limitations period or agreement for any extension of time for the assessment or collection of any material Tax due from either the Company or Opco. There is no material Tax Claim in progress, pending or, to the Existing Member’s Knowledge, threatened against either the Company or Opco. No claim has been made by any Taxing Authority in a jurisdiction where neither the Company nor Opco files Tax Returns that either entity may be subject to taxation by such jurisdiction.
(c)    There is no Tax sharing, allocation, indemnity, or similar Contract (other than any customary Tax indemnification provisions contained in any credit or other commercial agreement entered into in the ordinary course of business and not primarily relating to Tax) that will require any payment to be made by either the Company or Opco after the Closing Date to any Person, and neither the Company nor Opco is liable for the Taxes of any other Person by virtue of Treasury Regulation Section 1.1502-6, or any similar provision of state, local, or foreign applicable Law as a transferee or successor by contract or otherwise.
(d)    Neither the Company nor Opco has made an election to change its default entity classification under Treasury Regulation Section 301.7701-3. Since its date of organization, each of the Company and Opco has been classified as a partnership or disregarded as an entity separate from the Existing Member for U.S. federal income tax purposes.
(e)    Opco will have in effect for the year in which the Closing occurs a valid election under Section 754 of the Code.
(f)    The Existing Member is not a “foreign person” within the meaning of Sections 897 and 1445 of the Code.
Section 3.13    Material Contracts.
(a)    Section 3.13(a) of the Disclosure Schedule sets forth a true, correct, and complete list of each of the following Contracts (including any amendment, supplement or modification thereto) to which the Company or Opco is a party or by which any of its assets are bound as of the Signing Date (the Contracts listed in Section 3.13(a) of the Disclosure Schedule, collectively “Material Contracts”):
(i)    the Construction Management Agreement and the Operating Agreement;
(ii)    each Contract forming or establishing any partnership or joint venture;
(iii)    each Contract with the Existing Member or any Affiliate of the Existing Member;
(iv)    each Contract that constitutes a non-competition agreement, covenant not to compete or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, the assets of the Company or Opco or any Subsidiary are or may be located, including area of mutual interest Contracts;
(v)    each Contract providing transportation services which contains a most favored nation or similar provision;
(vi)    each Contract that can reasonably be expected to result in aggregate annual revenues for the Company or Opco in excess of $5,000,000.00 in the aggregate;

(vii)    each Contract involving the procurement of goods or services in respect of the construction of the Pipeline Project providing for payments by the Company or Opco or any Subsidiary in excess of $100,000,000.00 in the aggregate;
(viii)    each Contract involving the procurement of goods or services in respect of the operation of the Pipeline Project providing for payments by the Company or Opco or any Subsidiary in excess of $5,000,000.00; and
(ix)    each Contract not involving the procurement of goods or services in respect of the construction or operation of the Pipeline Project providing for payments by the Company or Opco or any Subsidiary in excess of $5,000,000.00 in the aggregate.
(b)    True, correct, and complete copies of all Material Contracts have been provided to the New Member.
(c)    Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company or Opco, as the case may be, and, to the Existing Member’s Knowledge, of the counterparties to such Material Contracts, subject, in each case, to the Remedies Exception. Neither the Company nor Opco is, and to the Existing Member’s Knowledge, none of the other parties thereto is in breach or violation of or default under, and no event has occurred which with notice or lapse of time or both would constitute any such a breach or violation of or default under, or permit termination, modification, or acceleration by such other parties of, such Material Contract, except (i) for breaches, violations, or defaults as would not be material to either the Company or Opco, and (ii) for breaches, violations, or defaults under any Material Contract arising in connection with the transactions contemplated hereby and set forth in Section 3.03(a) of the Disclosure Schedule. As of the date hereof, neither the Company nor Opco has received any written notice of a breach of a Material Contract by any third party thereto.
Section 3.14    Employees; Benefit Plan Matters. Neither the Company nor Opco has or ever has had any employees. Neither the Company nor Opco maintains, sponsors, contributes to, or is a participating employer of, nor have such parties ever maintained, sponsored, contributed to, been obligated under or been bound by, any Benefit Plan.
Section 3.15    Capital Contributions; Costs and Expenditures.
(a)    Section 3.15(a) of the Disclosure Schedule sets forth the aggregate amount of all Capital Contributions made by (i) the Company to Opco and (ii) the Existing Member to the Company, in each case, as of the date hereof.
(b)    Section 3.15(b) of the Disclosure Schedule sets forth the aggregate amount of all expenses incurred by Opco as of the last Business Day immediately preceding the date hereof.
(c)    A true and correct copy of the existing budget for the Pipeline Project is attached hereto as Exhibit C (the “Pipeline Project Budget”).
Section 3.16    Indebtedness. Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor Opco has any Indebtedness from or to any Person.
Section 3.17    No Bankruptcy. There are no bankruptcy Actions pending against, being contemplated by or, to the Existing Member’s Knowledge, threatened against or affecting either the Company or Opco.

Section 3.18    Broker’s Commissions. Except as set forth in Section 3.18 of the Disclosure Schedule, neither the Existing Member nor the Company has, directly or indirectly, entered into any Contract with any Person that would obligate the New Member or the Company or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.
Section 3.19    Activities. Neither Opco nor the Company has conducted or engaged in any activities or business, other than activities in connection with the development of the Pipeline Project or, in the case of the Company, pursuant to its obligations under the Construction Management Agreement, Operating Agreement or the Company’s Organizational Documents.
Section 3.20    Pipeline Project Scope. Except as otherwise required by any Governmental Authority and disclosed in Schedule 3.20 hereto, the Pipeline Project is currently under construction in accordance with the design and scope parameters approved by FERC and as more fully described in the FERC Certificate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EXISTING MEMBER
Except as set forth in the Disclosure Schedule, the Existing Member hereby represents and warrants to the New Member as of the date hereof and as of the Closing Date as follows:
Section 4.01    Organization; Good Standing. The Existing Member is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.02    Authority. The Existing Member has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Existing Member of this Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary limited liability company action on the part of the Existing Member. This Agreement has been duly and validly executed and delivered by the Existing Member and (assuming due authorization, execution, and delivery by the other Parties) constitutes the legal, valid, and binding obligation of the Existing Member enforceable against the Existing Member in accordance with its terms and conditions subject to the Remedies Exception.
Section 4.03    No Conflicts; Consents.
(a)    Except as set forth in Section 4.03(a) of the Disclosure Schedule, neither the execution and delivery by the Existing Member of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by the Existing Member of the transactions contemplated hereby or thereby will: (i) violate or conflict with any provision of the Organizational Documents of the Existing Member; (ii) violate, result in a breach of, or require consent or notice under any material Contract to which the Existing Member is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel any such material Contract; (iii) assuming receipt of all Consents of Governmental Authorities described in Section 4.03(b) of the Disclosure Schedule, violate, or result in a violation of any Law to which the Existing Member is subject; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of the Existing Member or the Current Company Interests owned by the Existing Member, except in the case of clauses (ii), (iii) and (iv), as would not be material to either the Existing Member or the Company, and as would not be expected to prevent, materially impede or materially delay the ability of the Existing Member to timely consummate the transactions contemplated by this Agreement.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by the Existing Member in connection with the execution and delivery by the Existing Member of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) requirements of any applicable securities Laws, (ii) Consents set forth in Section 4.03(b) of the Disclosure Schedule, (iii) Consents not required to be made or given until after the Closing and set forth in Section 4.03(b) of the Disclosure Schedule, or (iv) requirements applicable as a result of the specific legal or regulatory status of the New Member or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the New Member or any of its Affiliates are or propose to be engaged (other than the business of Opco).
Section 4.04    Ownership of the Current Company Interests.
(a)    The Existing Member owns the Current Company Interests reflected to be owned by it in Section 4.04(a) of the Disclosure Schedule beneficially and of record, free and clear of all Liens other than those (i) as may be created by this Agreement, (ii) as may be set forth in the Company Organizational Documents, or (iii) arising from restrictions on the sale of securities under applicable securities Laws. The Current Company Interests set forth in Section 4.04(a) of the Disclosure Schedule, collectively, constitute one-hundred percent (100%) of the issued and outstanding Equity Interests of the Company.
(b)    Except for this Agreement, the Existing Member is not a party to any (i) Contract obligating the Existing Member to sell, transfer, or otherwise dispose of Equity Interests in the Company, or (ii) voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Interests in the Company.
Section 4.05    Litigation; Orders. (a) There are no Actions pending or, to the Existing Member’s Knowledge, threatened against the Existing Member before any Governmental Authority and (b) there are no outstanding Orders to which the Existing Member is a party or by which it is bound, in each case, except as would not be expected to prevent, materially impede or materially delay the ability of the Existing Member to timely consummate the transactions contemplated by this Agreement.
Section 4.06    Broker’s Commissions. The Existing Member has not, directly or indirectly, entered into any Contract with any Person that would obligate the New Member, the Company, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE NEW MEMBER
Except as set forth in the Disclosure Schedule, the New Member hereby represents and warrants to the Existing Member as of the date hereof and as of the Closing Date as follows:
Section 5.01    Organization. The New Member is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.02    Authority. The New Member has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the New Member of this

Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary limited liability company action on the part of the New Member. This Agreement has been duly and validly executed and delivered by the New Member and (assuming due authorization, execution, and delivery by the Company and the Existing Member) constitutes the legal, valid, and binding obligation of the New Member, enforceable against the New Member, in accordance with its terms and conditions subject to the Remedies Exception.
Section 5.03    No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 5.03(a) of the Disclosure Schedule, neither the execution and delivery by the New Member of this Agreement or the other Transaction Documents to which it is a party, nor the consummation by the New Member of the transactions contemplated hereby or thereby, will: (i) violate or conflict with any provision of the Organizational Documents of the New Member; (ii) violate, result in a breach of, or require consent or notice under any material Contract to which the New Member is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel any such material Contract; (iii) assuming receipt of all Consents of Governmental Authorities described in Section 5.03(b) of the Disclosure Schedule, violate or result in a violation of any Law to which the New Member is subject; or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of the New Member, except in the case of clause (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a New Member Material Adverse Effect.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by the New Member in connection with the execution and delivery by the New Member of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than (i) requirements of any applicable securities Laws and (ii) Consents set forth in Section 5.03(b) of the Disclosure Schedule.
Section 5.04    Litigation; Orders. There are no (a) Actions pending or, to the New Member’s Knowledge, threatened, against the New Member and (b) no outstanding Order to which the New Member is a party or by which it is bound, in each case, as would have, individually or in the aggregate, a New Member Material Adverse Effect.
Section 5.05    Acquisition as Investment. The New Member is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer, or otherwise distribute the same to any other Person in violation of any securities Laws. The New Member acknowledges that the Company Interests are not registered pursuant to the 1933 Act and that none of the Company Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. The New Member is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
Section 5.06    Financial Resources; Solvency.
(a)    The New Member has committed debt and equity funding (i) to pay the New Member Maximum Contribution Amount and (ii) to otherwise perform its obligations under the Transaction Documents and has provided to the Existing Member true and correct copies of each Debt Commitment Letter and each Equity Commitment Letter as of the date of this Agreement (except that fee amounts and other economic terms have been redacted). As of the date of this Agreement, no Commitment Letter has been amended or modified in any manner. As of the date of this Agreement, neither the New Member nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the New Member Maximum Contribution Amount or the other obligations of the New Member hereunder and under the other Transaction Documents, other than as set forth in the Commitment Letters delivered pursuant to this Section 5.06(a) and the fee letters related thereto. The proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the making of the New Member Catch-Up Contribution on the Closing Date, the funding of the New Member Maximum Contribution Amount and the payment of all fees and expenses in connection therewith. As of the date of this Agreement, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of the New Member and, to the knowledge of the New Member, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. The New Member has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the New Member or, to the knowledge of the New Member, any other party thereto under any of the Commitment Letters. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Article VII, the New Member has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions. The only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Debt Commitment Letter. As of the date of this Agreement, assuming the conditions set forth in Article VII are satisfied, the New Member has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to the New Member on the Closing Date.
(b)    Immediately after giving effect to the transactions contemplated by this Agreement, the New Member and its Subsidiaries shall be able to pay their respective debts as they become due and own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the New Member and its Subsidiaries shall have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the New Member, the Company or any of their respective Affiliates.
(c)    The New Member understands that the New Member’s obligations to effect and consummate the transactions contemplated by this Agreement are not subject to the receipt or availability of any funds or financing by the New Member.
Section 5.07    Broker’s Commissions. The New Member has not, directly or indirectly, entered into any Contract with any Person that would obligate the Existing Member, the Company, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby.
ARTICLE VI
COVENANTS

Section 6.01    Interim Period Operations.
(a)    From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article X, except (1) for Emergency Operations or (2) for the actions expressly permitted or required under the terms of this Agreement or consented to in writing by the New Member (which consent shall not be unreasonably delayed, withheld or conditioned), the Company shall, and shall cause Opco to,:
(i)    use commercially reasonable efforts to continue to implement the development of the Pipeline Project in accordance with the Pipeline Project Budget;
(ii)    operate its assets and its business, and maintain its Books and Records, in the ordinary course of business;
(iii)    give written notice to the New Member as soon as is practicable of any notice received or given by the Company or Opco, with respect to any alleged breach by the Company or Opco or other Person of any Material Contract, Easement or Permit;
(iv)    with respect to Emergency Operations, notify the New Member of such emergency and the related Emergency Operations as soon as reasonably practicable;
(v)    give prompt notice to the New Member of (A) any material damage or any casualty to any of the material assets of the Company or Opco or (B) any notice received or made by the Company or Opco, of any claim asserting any material tort or violation of Law or any new or threatened Action, that (in each case) relates to or affects the Company or Opco; and
(vi)    timely file all Tax Returns required to be filed by each of the Company or Opco or any Subsidiary and timely pay all Taxes due and payable by each of the Company and Opco or any Subsidiary, and except as otherwise required by applicable law, not make change or rescind any material Tax election or settle or compromise any material audit, examination or proceeding relating to Taxes.
Section 6.02    Access of the New Member.
(a)    During the Interim Period (and prior to any earlier termination of this Agreement in accordance with Article X), the Company shall provide the New Member and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Company’s assets, properties, Books and Records, and Representatives who have significant responsibility for the Company’s assets, but only to the extent that such access (i) does not unreasonably interfere with the Company’s business or the safe commercial operations of the Company or its Subsidiaries, and (ii) is reasonably related to the New Member’s obligations and rights hereunder; provided, however, that (A) the Existing Member shall have the right to have a Representative of the Existing Member present for any communication with the Company’s Representatives; (B) the New Member shall, and shall cause its Representatives to, observe and comply with all material health, safety, and security requirements of the Company or its Subsidiaries; and (C) neither the New Member nor any of its Affiliates or Representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any of the Company or its Subsidiaries’ assets or the Pipeline Project without the prior written consent of the Existing Member (which may be provided or withheld in the Existing Member’s sole discretion) and without ongoing consultation with the Existing Member with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). The New Member shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality

Agreement. Notwithstanding the foregoing, the New Member shall not have any right of access to, and none of the Existing Member, the Company, or any of their Affiliates shall have any obligation to provide any information, the disclosure of which (1) would reasonably be expected to jeopardize any privilege (including attorney-client privilege) available to the Existing Member, the Company, or any of their respective Affiliates, (2) would cause the Existing Member, the Company or their Affiliates to breach any fiduciary duty or Contract to which they are a party, or (3) would result in a violation of Law.
(b)    The New Member agrees to indemnify and hold harmless the Company, their Affiliates, and any of their respective Representatives for any and all liabilities, Losses, costs, or expenses incurred by the Company, any of their Affiliates, or their respective Representatives arising out of the access rights under this Section 6.02, including any Action by any of the New Member’s or its Affiliates’ Representatives for any injuries or material property damage while accessing any assets or properties of the Company, except to the extent caused by the gross negligence or willful misconduct of the Company or its Affiliates.
Section 6.03    Regulatory and Other Approvals. From the Signing Date until the Closing:
(a)    The New Member, the Existing Member and the Company shall, and shall cause their respective Affiliates to, (i) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the Signing Date, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.
(b)    In connection with any such filings, the New Member shall cooperate in good faith with Governmental Authorities and, subject to Section 6.03(c), undertake promptly any and all commercially reasonable action required to complete lawfully the transactions contemplated by this Agreement.
(c)    Notwithstanding anything provided in this Agreement to the contrary, none of the Existing Member, the Company, the New Member nor any of their respective Affiliates shall have any obligation to sell, divest, dispose, license, lease, operate, conduct in a specified manner, hold separate or discontinue or restrict or limit any assets, businesses, product lines, licenses, operations or interests to obtain the approval of any Governmental Authority.

(d)    The New Member shall be responsible for the payment of all filing fees required by this Section 6.03.
Section 6.04    Consents. With respect to any material Consent necessary to preserve any right or benefit under any Material Contract, prior to Closing, the Company shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. Prior to Closing, the Company shall use its commercially reasonable efforts, with reasonable assistance from the New Member, to obtain any such Consents; provided, however, that the Company shall not be required to incur any liability or pay any money in order to obtain any such Consent.
Section 6.05    Public Announcements. The Parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner, and content of disclosure.
Section 6.06    Confidentiality. The New Member acknowledges and agrees that the Confidentiality Agreement shall remain in full force and effect, pursuant to the terms thereof, and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement and applicable Law, this Agreement, its terms and provisions, and any information provided to the New Member pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to or at the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect pursuant to the terms hereof and thereof (and if such Confidentiality Agreement was executed by an Affiliate of the New Member, then the New Member hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement and the New Member shall be a beneficiary of the rights under such Confidentiality Agreement that are for the benefit of such Affiliate, and the Existing Member shall be the beneficiary of the rights under such Confidentiality Agreement that are for the benefit of any Company Affiliate).
Section 6.07    Amendment of Schedules. The New Member agrees that, with respect to the representations and warranties contained in Article III and Article IV, the Existing Member and the Company shall have the continuing right until Closing to add, supplement or amend the Disclosure Schedule to its representations and warranties with respect to any matter hereafter first arising which, if existing as of the date hereof, would have been required to be set forth or described in such Disclosure Schedule and for which the Existing Member first had Knowledge of after the date hereof; provided that, the Existing Member and the Company shall not have the right to add, supplement or amend any such Disclosure Schedule for any matter arising out of or as a result of any breach by the Existing Member or the Company of this Agreement. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Disclosure Schedule to the Existing Member’s and the Company’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto (the “Post-Signing Information”); provided, however, that if the Closing shall occur, any Post-Signing Information shall not affect the rights of the New Member hereunder.

Section 6.08    Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall (and in the case of the New Member, shall and shall cause the Company or Opco, as applicable, to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment, and confirmation, including all Permits issued under Environmental Law, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.09    Exclusivity. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Existing Member, the Company, or any of their respective Affiliates shall, directly or indirectly, and shall cause each of their respective Representatives not to, directly or indirectly: (a) make any Competing Proposal or join with, or invite, any Person or group of Persons to be involved in the making of any Competing Proposal; (b) provide any information regarding the Company, Opco or any of their Affiliates or afford access to the assets, business, properties or Books and Records to any Person or groups of Persons, in each case, for the purpose of assisting with, facilitating or encouraging a Competing Proposal; (c) solicit, knowingly encourage, knowingly facilitate, knowingly induce, or enter into any negotiation or discussion with any Person or group of Persons regarding a Competing Proposal; (d) enter into any letter of intent, agreement in principle, acquisition agreement, or any other Contract or arrangement, whether written or oral, relating to any Competing Proposal; (e) provide, arrange, offer to provide, or otherwise knowingly assist in the provision of equity or debt financing in respect of any Competing Transaction or Competing Proposal; or (f) consummate any Competing Transaction; provided, however, that the New Member hereby acknowledges that prior to the date of this Agreement, Opco has provided information relating to Opco and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Competing Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a Competing Transaction without any breach by Opco of this Section 6.09. Each of the Existing Member, the Company, and their respective Affiliates shall, and shall cause each of their respective Representatives, to immediately cease and suspend any existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal. Notwithstanding the foregoing, the Existing Member and the Company may respond to any unsolicited proposal regarding a Competing Transaction by indicating that the Existing Member and the Company are subject to an exclusivity agreement and is unable to provide any information related to Opco or the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Transaction for as long as that exclusivity agreement remains in effect.
Section 6.10    Financing. The Parties agree to comply with their respective covenants set forth on Exhibit D hereto.
ARTICLE VII
NEW MEMBER’S CONDITIONS TO CLOSING
The obligation of the New Member to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the New Member in its sole discretion):
Section 7.01    Representations and Warranties. The representations and warranties of the Existing Member and the Company contained in this Agreement (other than the Existing Member and Company Fundamental Representations) disregarding all qualifications contained herein relating to materiality or Material Adverse Effect shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that the Existing Member and Company Fundamental Representations shall be true and correct in all material respects.
Section 7.02    Performance. The Existing Member and the Company shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Existing Member and the Company at or before the Closing.
Section 7.03    Officer’s Certificate. The New Member shall have received from the Existing Member and the Company at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.01 and Section 7.02 has been satisfied.
Section 7.04    Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
Section 7.05    Deliveries. The Existing Member or the Company shall have delivered, or caused to be delivered, each of the items set forth in Section 2.04.
ARTICLE VIII
EXISTING MEMBER’S CONDITIONS TO CLOSING
The obligation of the Existing Member and the Company to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Existing Member in its sole discretion):
Section 8.01    Representations and Warranties. The representations and warranties of the New Member contained in this Agreement (other than the New Member Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a New Member Material Adverse Effect; provided, that the New Member Fundamental Representations shall be true and correct in all material respects.
Section 8.02    Performance. The New Member shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.
Section 8.03    Officer’s Certificate. The New Member shall have delivered to the Existing Member and the Company at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01 and Section 8.02 has been satisfied.
Section 8.04    Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

Section 8.05    Deliveries. The New Member shall have delivered, or caused to be delivered, each of the items set forth in Section 2.05.
ARTICLE IX
TAX MATTERS
Section 9.01    Tax Matters.
(a)    Tax Returns and Tax Payments.
(i)    The Existing Member shall indemnify, defend, and hold harmless the Company from and against all Losses incurred or suffered in respect of all Existing Member Taxes.
(ii)    The Company shall be responsible for the preparation and timely filing of all Tax Returns required to be filed by or with respect to the Company as provided in Section 8.1 of the A&R LLC Agreement, and shall pay all Taxes shown to be due on such Tax Returns; provided, that not later than five (5) Business Days prior to the due date for the payment of Taxes with respect to such Tax Return, the Existing Member shall pay to the Company the amount of Existing Member Taxes owed by the Existing Member with respect to such Tax Return.
(b)    In the case of Taxes that are payable by the Company or Opco with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the close of business on the Closing Date shall be:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the applicable taxable period ended with (and included) the close of business on the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the close of business on the Closing Date and the period beginning after the close of business on the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company or Opco, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the close of business on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period;
provided, however, that Taxes shall be treated as due for the period during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to business or other benefits for another period.
(c)    The New Member and the Existing Member shall each be equally liable for and pay any sales, use, stamp, transfer, conveyance, registration, excise, documentary, or stamp Tax, recording fees, or other similar Tax imposed on the transactions contemplated by this Agreement, including any penalties, interest and additions to Tax (“Transfer Taxes”). The Parties will cooperate with each other in connection with the filing of any Tax Returns related to Transfer Taxes, including joining in the execution of any such Tax Return where necessary. Each Party will, upon the request of any other Party, use its commercially reasonable efforts to obtain any certificate or other document from any Person as may be reasonably necessary to mitigate, reduce or eliminate any Transfer Tax.
(d)    The amount of any refunds or credits of Taxes of the Company, and the Company’s allocable share of any refunds or credits of Taxes of Opco, for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period through the end of the date of the Closing Date shall be for the account of the Existing Member. The amount of any refunds or credits of Taxes of the Company, and the Company’s allocable share of any refunds or credits of Taxes of Opco, for any taxable period or the portion of any Straddle Period beginning after the date of the Closing Date shall be for the account of the Company. The amount of any such refunds or credits of Taxes for any Straddle Period shall be equitably apportioned between the Company and the Existing Member in accordance with the principles set forth in Section 9.01(b). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 9.01(d) the amount of such refund or credit within thirty (30) days after such refund is received, or such credit is recognized, in each case net of any costs or expenses incurred by such Party or its Affiliates in procuring such refund or credit.
(e)    The following shall apply, in addition to the provisions of Section 8.4 of the A&R LLC Agreement, to any Tax Claim for which the Existing Member could have liability pursuant to this Agreement (an “Indemnified Tax Claim”): The Company shall inform the Existing Member of the commencement of any audit, examination or proceeding relating in whole or in part to Taxes for which the Existing Member is responsible to indemnify the Company pursuant to this Agreement. With respect to any such Tax, the Existing Member will have the right, at their sole cost and expense, to control the prosecution, settlement or compromise of any proceeding involving the Tax. The Company will inform the Existing Member promptly, and send the Existing Member copies promptly upon receipt, of any notice of an audit, examination, claim or assessment for any Tax for which the Existing Member is responsible and keep the Existing Member informed of progress in the proceedings and allow the Existing Member to attend any meetings and scheduled calls with the Governmental Authorities. The Company shall not settle, consent to the entry of a judgment of or compromise any audit, examination or proceeding relating to Taxes for which it is entitled to indemnification hereunder without the prior written consent of the Existing Member.
(f)    To the extent permitted by applicable Law, the Parties agree to report each indemnification payment made in respect of a Loss for federal income Tax purposes.
Section 9.02    Tax Treatment. The Parties agree that for U.S. federal income tax purposes and for the purposes of certain state income tax law that incorporates or follows federal income tax principles:
(a)    the contribution of the New Member Catch-Up Contribution Amount by the New Member and the distribution of the New Member Catch-Up Contribution Amount to the Existing Member shall be treated, pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, Situation 2, as (i) a contribution by the New Member of the New Member Catch-Up Contribution Amount to the Company pursuant to Section 721 of the Code, and (ii) a contribution by the Existing Member of the assets of the Company to the Company with the distribution of the New Member Catch-Up Contribution Amount treated as made (A) to reimburse the Existing Member for expenditures described in Treasury Regulations Section 1.707-4(d) to the extent applicable, and (B) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale and in part a contribution of the assets of the Company to the extent Treasury Regulations Section 1.707-4(d) is inapplicable; and

(b)    any contributions and distributions made in respect of the First Installment Contribution Amount or pursuant to Section 2.02(b), (c) or (d) shall be treated as an adjustment to the New Member Catch-Up Contribution Amount.
Neither the Existing Member nor the New Member shall take any position for income Tax purposes on any Tax Return that is inconsistent with such treatment.
Section 9.03    Allocation. The Existing Member shall prepare and deliver to the New Member after the Closing Date a draft schedule of the agreed value of the Opco Interests and an allocation of that value among the assets of Opco for U.S. federal and applicable state and local income tax purposes, including for purposes of applying Sections 704 and 743 of the Code (the “Allocation”). The New Member shall deliver its objections to such draft Allocation, if any, to the Existing Member no later than fifteen (15) days after the New Member’s receipt thereof. In the event that the New Member timely delivers any such objections, the Parties shall negotiate in good faith to resolve such dispute, and if agreed, the Existing Member shall deliver to the New Member a copy of the final agreed Allocation. Unless otherwise required by applicable Law, the Parties shall, and shall cause their Affiliates to, report consistently with the final Allocation (if agreed). The Company shall elect and shall cause Opco to elect the remedial allocation method described in Regulations Section 1.704-3(d).
ARTICLE X
TERMINATION
Section 10.01    Right of Termination. Prior to Closing, this Agreement may be terminated at any time:
(a)    by mutual written consent of the Existing Member, the Company and the New Member;
(b)    by the Existing Member or the New Member, if any court or other Governmental Authority shall have issued, enacted, entered, promulgated, or enforced any Law or issued any Order (in either case, that is final and non-appealable and that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by the Existing Member or the Company, if:
(i)    neither the Existing Member nor the Company is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the New Member pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date (other than through failure of the Existing Member or the Company to comply with their obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the Existing Member (or any shorter period of time that remains between the date the Existing Member provides written notice of such violation or breach and the Outside Date); or
(ii)    the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the Existing Member or the Company to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by the New Member, if:
(i)    the New Member is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Existing Member or the Company pursuant to this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.01 or Section 7.02 on or prior to the Outside Date (other than through failure of the New Member to comply with its obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from the New Member; provided, however, that if, at the end of such 30 day period, the Existing Member or the Company is endeavoring in good faith, and proceeding diligently, to cure such breach, the Existing Member or the Company shall have an additional 30 days in which to effect such cure (or any shorter period of time that remains between the date the New Member provides written notice of such violation or breach and the Outside Date); or
(ii)    the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of the New Member to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
Section 10.02    Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.01, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (a) subject to Section 10.03, nothing herein shall relieve any Party from Liability for any material breach of any representation, warranty, covenant, or agreement in this Agreement prior to the date of termination and (b) the terms of Section 6.06, this Section 10.02, Section 10.03, Article XII and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
Section 10.03    Termination Fee.
(a)    In the event that this Agreement is terminated by the Existing Member or the Company pursuant to Section 10.01(c)(i), then the New Member shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Existing Member an amount equal to $78,550,000.00 (the “Termination Fee”) by wire transfer of same day funds (it being understood that in no event shall the New Member be required to pay the Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage, and not a penalty.
(b)    Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated by the Existing Member or the Company pursuant to Section 10.01(c)(i), the Existing Member’s receipt of the Termination Fee from the New Member pursuant to Section 10.03(a) and Section 10.03(c) shall be the sole and exclusive remedy of the Existing Member against (i) the New Member, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of the New Member; (iii) any Financing Source; and (iv) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Closing to be consummated.
(c)    The Parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. If the New Member fails promptly to pay the Termination Fee, and, in order to obtain such payment, the Existing Member commences an Action that results in a judgment against the New Member for the Termination Fee, the New Member shall pay to the Existing Member, together with the Termination Fee, (i) interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Closing Date and (ii) any fees, costs and expenses (including legal fees) incurred by the Existing Member in connection with any such Action.
ARTICLE XI
INDEMNIFICATION
Section 11.01    Survival.
(a)    Subject to Section 11.01(b), (i) the representations and warranties of the Existing Member, the Company and Opco contained in Article III and Article IV and in the certificate delivered pursuant to Section 7.03 and the representations and warranties of the New Member contained in Article V and in the certificate delivered pursuant to Section 8.03 and (ii) the covenants and agreements of the Existing Member and the New Member contained in this Agreement shall survive the Closing and shall, in each case, continue in force and effect until twelve (12) months after the Closing Date, except that (A) the Existing Member and Company Fundamental Representations and the New Member Fundamental Representations shall survive indefinitely; (B) the representations and warranties of the Existing Member and the Company contained in Section 3.12 (Tax Representations) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations; and (C) any covenant or agreement which by its terms contemplates performance after the Closing Date, shall survive until the date that is sixty (60) days after the earlier of (i) the date that such covenant or agreement expires by its terms or (ii) the expiration of any applicable statute of limitations. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 11.02 and Section 11.03 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in this Article XI if a bona fide claim is asserted prior to the date of termination for the applicable indemnity.
Section 11.02    Indemnification by the Existing Member. Subject to the other terms and limitations in this Article XI, from and after the Closing, the Existing Member will indemnify, defend, and hold harmless the New Member and its Affiliates of the foregoing, and the partners, members, managers, directors, officers, shareholders, employees, successors, and assigns of the foregoing (collectively, the “New Member Indemnitees”) from and against any and all Losses suffered or incurred by any of the New Member Indemnitees arising out of or resulting from: (a) a breach of any of the representations or warranties contained in Article III or Article IV and (b) the failure of the Existing Member or the Company to perform any of the covenants or obligations under this Agreement to the extent to be performed by the Existing Member or the Company prior to or on or after the Closing.
Section 11.03    Indemnification by the New Member. Subject to the other terms and limitations in this Article XI, from and after the Closing, the New Member will indemnify, defend, and hold harmless the Existing Member, its respective Affiliates, and the partners, members, managers, directors, officers, shareholders, employees, successors, and assigns of the foregoing (collectively, the “Existing Member Indemnitees”) from and against any and all Losses suffered or incurred by any of the Existing Member Indemnitees arising out of or resulting from: (a) a breach of any of the New Member’s representations or warranties contained in this Agreement; and (b) the failure of the New Member to perform any of the covenants or obligations under this Agreement to the extent to be performed by the New Member prior to or on or after the Closing.
Section 11.04    Claim Procedures.
(a)    Each Person entitled to be indemnified under this Article XI (each, an “Indemnitee”) agrees that after it becomes aware of facts that would reasonably be likely to give rise to a claim by it for indemnification pursuant to this Article XI, such Indemnitee must assert its claim for indemnification under this Article XI (each, a “Claim”) prior to the applicable Cutoff Date by providing a written notice (a “Claim Notice”) to the Person allegedly required to provide indemnification protection under this Article XI (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such Claim. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Notice will not relieve the Indemnitor from Liability hereunder with respect to such Claim, except in the event and only to the extent that the Indemnitor is materially prejudiced by such failure or delay.
(b)    The New Member Indemnitees will be entitled to bring a Claim, without duplication of any Losses, under any clause of Section 11.02, as applicable, and the Existing Member Indemnitees will be entitled to bring a Claim, without duplication of any Losses, under any clause of Section 11.03, in each case, even if such Claim could be brought under more than one of such clauses.
(c)    At the reasonable request of the Indemnitor, (i) the Indemnitee shall grant the Indemnitor and its Representatives all reasonable access to the books, records, employees (including for conferences, discovery and proceedings as may be reasonably requested) and properties of the Indemnitee, its Affiliates and Opco to the extent reasonably related to the Claim set forth in a Claim Notice.
Section 11.05    Third Party Claims.
(a)    In the event of the assertion of any third party Claim by an Indemnitee, the Indemnitor will have the right, at such Indemnitor’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. Notwithstanding the foregoing, the Indemnitor will continue to be entitled to assert any limitation on any Claims contained in this Article XI. Subject to Section 11.05(c), the Indemnitor will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, and the Indemnitor shall use commercially reasonable efforts to diligently prosecute such proceedings to a final conclusion or settle such proceedings at the discretion of the Indemnitor. If the Indemnitor assumes the defense of any such third party Claim, the Indemnitee will be entitled, at its own cost and expense, to participate with the Indemnitor in the defense of any such Claim; provided, that, notwithstanding the foregoing, the Indemnitor shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnitee if (x) the Indemnitee’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the Indemnitor) that there are defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor or (y) the Indemnitee’s outside counsel shall have advised in writing (with a copy to the Indemnitor) that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnitee and the Indemnitor; provided, further, that, for the avoidance of doubt, such Claim and the prosecution and negotiation thereof shall be controlled by the Indemnitor subject to the other terms of this Section 11.05. Notwithstanding the foregoing, the Indemnitee will have the right to defend any such Claim until such time as the Indemnitor agrees to assume the defense of such Claim, and any costs or expenses incurred by the Indemnitee in connection therewith will be Losses hereunder and indemnifiable to the extent it is finally determined that the Indemnitee is entitled to indemnification pursuant to this Article XI with respect to such Claim.
(b)    If the Indemnitor fails to use commercially reasonable efforts to diligently prosecute such Claim, the Indemnitee may assume control of such defense and in the event it is finally determined by a court of competent jurisdiction that the Claim was a matter for which the Indemnitor is responsible under the terms of this Agreement, the Indemnitor will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel). If the Indemnitee assumes the control of such defense, then the Indemnitor shall be entitled, at its sole option and expense, to participate in any prosecution of such Claim or any settlement negotiations with respect to such Claim.
(c)    Notwithstanding anything to the contrary in this Agreement, the Indemnitor will not be permitted to (i) settle, compromise, take any corrective or remedial action, or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on, or requires any payment from the Indemnitee or (ii) settle or compromise any third party claim that does not fully and unconditionally release the Indemnified Party, in each case, without the Indemnitee’s prior written consent, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement, whether or not the Indemnitor will have assumed the defense of a third-party Claim, the Indemnitee will not admit any liability with respect to, or settle, compromise or discharge, any third-party Claim without the prior written consent of the Indemnitor.
Section 11.06    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article XI or elsewhere in this Agreement, the following terms shall apply to any Claim for indemnification arising out of this Agreement or related to the transactions contemplated hereby:
(a)    No Claim for indemnification under this Agreement may be asserted by any Indemnitee following the survival periods set forth in Section 11.02 (each such survival period, the “Cutoff Date”). Except with respect to any Claim Notice received by an Indemnitor prior to the applicable Cutoff Date, the representations and warranties set forth of the Existing Member, the Company and the New Member and the covenants and agreements of the Existing Member, the Company and the New Member, in each case, in this Agreement shall not survive, and shall terminate on, the applicable Cutoff Date.
(b)    Notwithstanding anything to the contrary contained herein, no New Member Indemnitees shall be entitled to indemnification pursuant to Section 11.02, unless and until (i) the Losses to which the New Member Indemnitees are entitled to indemnification from the Existing Member with respect to such particular Claim or series of related Claims exceed $100,000.00 (the “Indemnity Threshold”) and (ii) the New Member Indemnitees have suffered Losses arising from Claims under Section 11.02 in excess of $15,710,000.00 in the aggregate (the “Indemnity Deductible”) (it being understood that any Claim (including any related Claims) for amounts less than the Indemnity Threshold shall be ignored in determining whether the Indemnity Deductible has been exceeded), and, subject to the terms of this Article XI, once such Losses exceed the Indemnity Deductible, the New Member Indemnitees shall only be entitled to seek recovery for all such Losses in excess of the Indemnity Deductible; provided, however, that the Indemnity Threshold and the Indemnity Deductible shall not apply to any breach of an Existing Member and Company Fundamental Representation or any representation in Section 3.12 (Taxes). Further, other than with respect to any breach of an Existing Member and Company Fundamental Representation or covenants to be performed after the Closing, the Existing Member shall not have any Liability in the aggregate under Section 11.02 in excess of an amount equal to $157,100,000.00, and the New Member Indemnitees shall have no recourse against the Existing Member with respect to any Losses pursuant to Section 11.02 in excess of such amount. For the avoidance of doubt, the foregoing limitations do not apply to Losses indemnified pursuant to Section 9.01(a) or in respect of any breach of a representation in Section 3.12.
(c)    Notwithstanding anything to the contrary contained herein: (i) no Losses related to or arising from (A) the value or condition of any Tax asset or attribute of the Company or its Affiliates or (B) the ability of the New Member or the Company or their Affiliates to utilize such Tax asset or attribute following the Closing Date, in each case, shall be subject to a claim for recovery by any New Member Indemnitee hereunder; (ii)  if an Indemnitee actually realizes a Tax benefit or actually receives an amount under insurance coverage from any other Person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article XI then such Indemnitee shall promptly reimburse the Indemnitor for any payment made to the Indemnitee by such Indemnitor up to such amount so realized or received by the Indemnitee; (iii) each Indemnitee shall use reasonable efforts to mitigate any indemnifiable Losses hereunder; and (iv) the amount of any Losses subject to recovery under this Article XI by any New Member Indemnitee shall be calculated net of any amounts specifically accrued or reserved for in (and reflected on the face of) the Balance Sheet. The calculation of Losses shall not include Losses arising from a change in any applicable Law or accounting principle following the Closing Date.
(d)    In no event shall the Existing Member have any Liability for indemnification under this Article XI for (i) any Losses to the extent such Losses are caused or initiated by any action or omission by any New Member Indemnitee or the Company or its Affiliates at the request or direction of any New Member Indemnitee, including to the extent any Losses resulted from the bad faith, gross negligence or willful misconduct of such New Member Indemnitee. For the avoidance of doubt, no New Member Indemnitee shall be entitled to recover the amount of any Losses more than once. In the event a New Member Indemnitee or an Existing Member Indemnitee, as the case may be, recovers Losses in respect of a claim for indemnification, no other New Member Indemnitee or Existing Member Indemnitee, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under Section 11.02 or 11.03, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.
Section 11.07    Payments. An Indemnitor will pay an indemnification payment due under this Article XI to the Indemnitee within five (5) Business Days after it is established (by final non-appealable court order or agreement of the Indemnitor and the Indemnitee that the Indemnitee is entitled to such payment under this Article XI. Any indemnification payment payable (or, with respect to a New Member Indemnitee, retained by the New Member) pursuant to this Article XI shall be treated as an adjustment to the aggregate consideration paid by the New Member.
Section 11.08    Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, the remedies available under this Article XI and under Section 9.01 shall be the sole and exclusive remedies of the Parties for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise, and the New Member Indemnitees will have no other remedy or recourse with respect to any of the foregoing; provided, however, that this exclusivity shall not limit or apply to any rights or remedies available at law or in equity arising from fraud.
Section 11.09    Waiver of Other Representations.
(a)    THE NEW MEMBER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NONE OF THE EXISTING MEMBER OR THE COMPANY OR ANY AFFILIATE NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN RESPECT OF THE PIPELINE PROJECT, THE COMPANY OR OPCO, ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY OR OPCO, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.
(b)    THE NEW MEMBER ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF THE PIPELINE PROJECT, THE COMPANY AND ITS AFFILIATES AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, THE NEW MEMBER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION.
(c)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE EXISTING MEMBER’S INTERESTS IN THE COMPANY AND ITS ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE EXISTING MEMBER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS.
Section 11.10    Materiality Qualifiers. For purposes of determining the amount of Losses resulting from a breach of any Party’s representations and warranties herein for which the other Party hereto or any other Indemnitee is entitled to indemnification hereunder, but in no event for the purposes of determining whether there has been any such breach, any materiality qualifiers (including any Material Adverse Effect qualifiers) contained in such Party’s representations or warranties (other than in the representations and warranties contained in Sections 3.07, 3.09(a), 3.12 and Section 3.13(a)) shall be disregarded.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Notices.
(a)    Unless this Agreement specifically requires otherwise, any notice, demand, or request provided for in this Agreement, or served, given, or made in connection with it, shall be in writing and shall be deemed properly served, given, or made if delivered in person or sent by electronic delivery (including delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
If to the Existing Member, to:
Energy Transfer Interstate Holdings LLC
1300 Main Street
Houston, TX 77002
Email: Jim.Wright@energytransfer.com
With copies (which shall not constitute notice) to:
Energy Transfer Partners, L.P.
1300 Main Street
Houston, TX 77002
Attention: General Counsel
Email:Jim.Wright@energytransfer.com
and
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attn: Christopher G. Cross
Email: christopher.cross@lw.com
If to the New Member, to:
BCP Renaissance L.L.C.
c/o Blackstone Management Partners L.L.C.
345 Park Avenue, 43rd Floor
New York, NY 10154
Attn: David Foley
Email: foley@blackstone.com
With a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Attn: Keith Fullenweider
Email: kfullenweider@velaw.com
(b)    Notice given by personal delivery, mail, or overnight courier pursuant to this Section 12.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 12.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 8:00 P.M. on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 8:00 P.M. on any Business Day or during any non-Business Day at the place of receipt.
Section 12.02    Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.
Section 12.03    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 12.04    Disclosure. The Existing Member may, at its option, include in the Disclosure Schedule items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosure of any fact or item in any section of the Disclosure Schedules shall, should the existence of such facto or item be relevant to any other section of the Disclosure Schedules, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.
Section 12.05    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 12.06    Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of the New Member and the Existing Member. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 10.03(b), this second sentence of this Section 12.06, Section 12.07, Section 12.11 and Section 12.13(b) (and the defined terms used in such sections and any provision of this Agreement to the extent an amendment, modification or waiver of such provision would modify the substance of any of the foregoing provisions) may not be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of such Financing Source.
Section 12.07    No Third Party Beneficiary. Except as expressly provided in Section 6.06, Section 11.02 and Section 11.03 the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that the Financing Sources shall be deemed third party beneficiaries of Section 10.03(b), Section 12.06, this Section 12.07, Section 12.11 and Section 12.13(b) (and the defined terms used in such sections), each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the laws of the State of New York without reference to the conflict of laws principles thereof.

Section 12.08    Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void ab initio.
Section 12.09    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 12.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 12.11    GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER.
(a)    EXCEPT AS PROVIDED IN SECTION 12.07, THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), WITHOUT REGARD TO THE LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANY JURISDICTION OTHER THAN DELAWARE.
(b)    THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS OR, IF SUCH FEDERAL COURTS DO NOT HAVE JURISDICTION, THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS (OR, WITH RESPECT TO ANY FINANCING SOURCE, THE SOUTHERN DISTRICT OF NEW YORK). EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FORUM SOLELY IN RESPECT OF ANY DISPUTES RISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A

JUDGMENT IN ANY OTHER JURISDICTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NON-APPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.
(c)    TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF THE FORUM.
(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11(D).
Section 12.12    Specific Performance.
(a)    Notwithstanding anything in this Agreement to the contrary and except as set forth in Section 12.12(b) below, (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Parties to sustain irreparable harm for which they would not have an adequate remedy at law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to an injunction or injunctions to prevent breaches of any covenants or agreements contained in this Agreement, and (iii) in the event that any Action is brought in equity to enforce such covenants or agreements, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law; provided that, notwithstanding anything to the contrary set forth herein, the obligations of the New Member to (A) provide the Equity Financing, (B) pay the New Member Closing Contribution Amount pursuant to Section 2.01(a) and (C) to provide evidence of such payment pursuant to Section 2.05(a) hereof (the “New Member Closing Payment Obligations”), the provisions of this Section 12.12(a) shall only apply in accordance with the terms of Section 12.12(b) below.
(b)    Prior to a valid termination of this Agreement pursuant to Section 10.01, the Existing Member and/or the Company shall be entitled to seek and obtain the equitable remedies set forth above in Section

12.12(a) to enforce the New Member Closing Payment Obligations only in the event that each of the following conditions has been satisfied: (i) the New Member is required to complete the Closing pursuant to Section 2.03 and has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.03; (ii) the conditions set forth in Article VII and Article VIII hereof have been satisfied or waived by the applicable party (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the New Member Closing Payment Obligations, (iii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing; and (iv) the Existing Member and the Company have irrevocably confirmed in writing to the New Member that if specific performance is granted and the Equity Financing and Debt Financing are funded, and the New Member otherwise complies with its obligations hereunder, then the Closing will occur. For the avoidance of doubt, the foregoing provisions of this Section 12.12(b) shall not in any way affect the right of any Party to seek an injunction or specific performance or other equitable remedies, in each case described in Section 12.12(a), for obligations other than with respect to the New Member Closing Payment Obligations. For the avoidance of doubt, in no event shall the Existing Member or the Company be entitled to enforce or seek to enforce specifically the New Member Closing Payment Obligations if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).
(c)    For the avoidance of doubt, while the Existing Member and/or the Company may pursue both a grant of specific performance to the extent permitted by this Section 12.12 and the payment of the Termination Fee (and the payment of any amounts pursuant to Section 6.03(d) or Section 10.03(c), if applicable), under no circumstances shall the Existing Member be permitted or entitled to receive both (A) a grant of specific performance pursuant to Section 12.12(b) (and the payment of any fees, costs and expenses (including legal fees) incurred by the Existing Member, the Company or any of their respective Affiliates in connection with the Existing Member's or the Company’s pursuit of such grant of specific performance, which the New Member shall pay to the Existing Member or the Company if such party is actually granted specific performance in accordance with this Section 12.12) and (B) payment of the Termination Fee (and the payment of any amounts pursuant to Section 6.03 (d) or Section 10.03(c), if applicable).
Section 12.13    Non-Recourse.
(a)    This Agreement may only be enforced against, and any claim or cause of Action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such Contracting Party. No Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes or action or other obligations or Liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and other obligations and Liabilities against any such Nonparty Affiliates, (b) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
(b)    Notwithstanding anything herein to the contrary, Existing Member agrees that neither it, nor any of its former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, “Existing Member Related Parties”), shall have any claim against any Financing Source, nor shall any Financing Source have any liability whatsoever to any Existing Member Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Source.
Section 12.14    Legal Representation. The New Member, on behalf of itself and its Affiliates (including after the Closing, the Company and Opco) acknowledges and agrees that Latham & Watkins LLP (“Existing Member’s Counsel”) has acted as counsel for the Existing Member, the Company, Opco and their respective Affiliates for several years and that the Existing Member and their Affiliates reasonably anticipate that Existing Member’s Counsel will continue to represent them in future matters. Accordingly, the New Member, on behalf of itself and its Affiliates (including after the Closing, the Company and Opco) expressly consents to: (a) Existing Member’s Counsel’s representation of the Existing Member and its respective Affiliates in any post-Closing matter in which the interests of the New Member and the Company or Opco, on the one hand, and the Existing Member or its respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto, and whether or not such matter is one in which Existing Member’s Counsel may have previously advised the Existing Member, the Company, Opco or their respective Affiliates and (b) the disclosure by Existing Member’s Counsel to the Existing Member or its respective Affiliates of any information learned by Existing Member’s Counsel in the course of its representation of the Existing Member, the Company, Opco or their respective Affiliates, whether or not such information is subject to attorney-client privilege or Existing Member’s Counsel’s duty of confidentiality. Furthermore, the New Member, on behalf of itself and its Affiliates (including after the Closing, the Company and Opco) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of the Existing Member or its respective Affiliates by Existing Member’s Counsel in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to the Existing Member or its respective Affiliates. The New Member, on behalf of itself and its Affiliates (including after the Closing, the Company and Opco) further covenants and agrees that each shall not assert any claim against Existing Member’s Counsel in respect of legal services provided to the Company or Opco by Existing Member’s Counsel in connection with this Agreement or the transactions contemplated hereby. If and to the extent that, at any time subsequent to the Closing, the New Member or any of its Affiliates (including after the Closing, the Company and Opco) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company and Opco and any Person representing them that occurred at any time prior to the Closing, the New Member, on behalf of itself and its Affiliates (including after the Closing, the Company and Opco) shall be entitled to waive such privilege only with the prior written consent of the Existing Member.

[Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized person of each Party as of the date first above written.
EXISTING MEMBER:

ENERGY TRANSFER INTERSTATE HOLDINGS, LLC
By:     /s/ Matthew S. Ramsey
Name: Matthew S. Ramsey
Title: President and Chief Operating Officer
COMPANY:

ET ROVER PIPELINE LLC
By:     /s/ Matthew S. Ramsey
Name: Matthew S. Ramsey
Title: President and Chief Operating Officer

Signature Page
Contribution Agreement

NEW MEMBER:
BCP RENAISSANCE L.L.C.
By:     /s/ David Foley
Name: David Foley
Title: Authorized Person

Signature Page
Contribution Agreement

EXHIBIT A
FORM OF NEW MEMBER GUARANTY
(See attached.)

Exhibit A
Contribution Agreement

EXHIBIT B
AMENDED AND RESTATED LLC AGREEMENT

Exhibit B
Contribution Agreement

EXHIBIT C
PIPELINE PROJECT BUDGET

Exhibit C
Contribution Agreement

EXHIBIT D
FINANCING COVENANTS

SCHEDULE A
SUPPORT OBLIGATIONS